Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	James Palczynski (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES TO CONSOLIDATE
DISTRIBUTION OPERATIONS
ARLINGTON, TX, November 30, 2007 — Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced that, consistent with its ongoing effort to streamline operations and improve profitability, it will cease distribution operations at the Company’s facility in West Bend, Wisconsin during the third quarter of fiscal 2008. Distribution that has been done at this facility will be transferred to either the Company’s Dallas or Yoakum, Texas distribution facilities or may be outsourced to a well-respected, third-party vendor. The Company expects to conclude the majority of its distribution operations at the 264,000 square foot facility by January 31, 2008.
The Company has listed the facility for sale with a broker in West Bend. The Company anticipates that it will incur approximately $550,000 of additional costs for employee termination benefits and other expenses associated with this initiative during the fiscal second and third quarters ending December 31, 2007 and March 31, 2008.
J.S.B. Jenkins, President and Chief Executive Officer commented, “We are continuing to make the hard choices to eliminate overhead and to streamline our operations. The closing of this distribution center will improve the return we generate on our assets, focus our organization, and reduce costs. As we move forward, we believe that this transition will generate significant savings for the Company during fiscal 2009.”

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.